Exhibit 23.2

KPMG LLP	Telephone	(514)3840-21003
Chartered Accountants	Fax	(514)3840-21873
600 de Maisonneuve Blvd. West	Internet	www.kpmg.ca
Suite 1500
Montréal Québec H3A 0A3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Birks & Mayors Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 of Birks & Mayors Inc. of our report dated June 30, 2006 with respect to the consolidated balance sheets of Birks & Mayors Inc. as of March 25, 2006 and March 26, 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive income and cash flows, for each of the years ended March 25, 2006, March 26, 2005 and March 27, 2004 which report appears in the annual report on Form 20-F (Registration No. 001-32635).

( signed ) KPMG LLP

Montreal, Canada
December 20, 2006

KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative